Exhibit 4.17
‡ = Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Service Agreement for 2010 Securities Practitioner Qualification Exams
Part A: Securities Association of China (“Client”)
Address: 2nd Floor, B Tower, KaiFu plaza, 19 Jinrong Street, Xicheng District, Beijing
Part B: ATA Testing Authority (Beijing) Limited (“ATA”)
Address: 16th Floor, East Tower, 6 Gongyuan West Street, Jian Guo Men Nei, Beijing
Client is the holder of Securities Practitioner Qualification Exams. ATA is a specialty supplier of technical testing services and test delivery services. According to the relevant laws and regulations of the PRC and the overall arrangements for the exams, Client hereby appoints ATA as supplier of testing services for the Securities Practitioner Qualification Exams proposed to be held in March, May, October and December, 2010 (hereunder referred as “Exam” or “Qualification Exam”), which are to be performed on computers (hereunder referred as “computer-based test”). So, based on the principles of rigorousness, scientific methodology and efficiency, and through friendly negotiation, each party enters into this Agreement to be observed by both parties.
1. Client requires ATA to provide the technical services of item creation, verify candidates’ eligibility and fee collection, issue and post receipts, arrange test centers and testing halls, produce admission cards, arrange test preparation, candidate result collection and treatment, and other test related services arranged by Client.
2. Client will make and inform ATA of the standards and regulations of the Qualification Exam and the computer based test.
3. The services provided by ATA should be based on the terms listed upon and be consistent with the Announcement of each tests issued by Client.
4. The services provided by ATA should be examined and supervised by Client. ATA should provide Client the relevant information regarding the treatment of candidate result.
5. The working schedule of the services should be worked out under the principle of facilitating the candidate and ensuring the smooth execution of the test and submitting a record to Client.
6. ATA should take effective measures to accomplish the candidate enlistment services required by Client. The enlistment should be executed through Internet and the registration fee should be remitted through post office or E-bank.
7. The parties should take Tri-party cooperation with the account service provider. The account for the registration fee collection should be named according to the Client’s test and Tri-managed for collection and accounts transfers. Registration fees may not be withdrawn without Client’s approval.
8. ATA is required to open a dedicated enlistment website such that Client can discover the enlist condition at any time.

9. ATA promises to arrange sufficient manpower to assist client issuing and posting the receipts for registration fee to the candidates.
10. ‡
Bank Account Holder Name: ‡
Bank name: ‡
Account number: ‡
11. ATA is required to provide the information of the enlisted candidate within 1 month after the deadline of the candidate enlistment. A information security officer of Client should go to ATA to examine the data, backup records together with the actual circumstance, supervise the data administrator of ATA destroying the examination data throughout the entire proceeding and filling in “the blanket of eliminated enlist data,” .
12. The test hall and the test centers set by ATA under the standards and requirements determined by Client and the principle of facilitating the candidate, should be conveniently located, have a clean environment, and have sufficient hardware facilities.
13. The test hall and the test centers should be checked and accepted by Client. And those considered unqualified by Client should be corrected or changed by ATA.
14. The agreement with the selected test center should be reached and promised to be well executed with proper measures by ATA.
15. ATA is required to give necessary training to the selected test center and testing service related participants.
16. ATA is required by Client to participate in the exam question creation of Client and to provide necessary computer testing-based technical support services.
17. ATA should arrange the test preparation for candidates, and take the effective measures listed below to ensure the success of the test:
1)	Allocate staff as to monitor students during the exam to consciously maintain order in the test center.

2)	Standard cameras in each testing hall are required.

3)	Long-range supervisory equipments are required.

3)	Sufficient number of technicians in each test center are required.

4)	Sufficient number of computers for each test-taker and backups in each test hall are required. Steps should be taken to ensure normal operation of the computers, a contingency plan set in place in case of any malfunctions, the proportion of the computers that hinder the test should not exceed 0.1%.

5)	Other proper measures should be taken.

18. The test directions for candidates made by Client should be posted to the candidate by ATA through the test center managers.
19. ATA should finish the test paper review and send the candidate result to Client within 5 working days after the test. The information security officer of Client should go to ATA to examine the data, backup record together with the actual circumstance, and supervise the data administrator of ATA destroying the examination data through the entire proceeding and filling in “the blanket of eliminated candidate result data”.
20. ATA is required by the option of Client to provide the test information to exam candidate. Without permission of Client, ATA is not authorized to launch test-related advertisements and/or provide candidate exam result services.
21. ‡
Bank Account Holder Name: ‡
Bank name: ‡
Account number: ‡
22. Both parties promise to respect and to try their best to protect and not to use the other party’s intellectual property rights unless expressly authorized or agreed by the other party.
23. Both parties promised their respective intellectual property rights will not infringe any third parties, and any and all loss, damage, liability and expense arising out of any third party claim, action or proceeding upon the infringement should be borne by the fault party.
24. The intellectual property rights of the exam question pool and the test paper is owned by Client absolutely, which ATA have no right to use, regardless of the validity of this agreement, unless authorized by Client. And ATA may not disclose any information of the exam question pool and the test paper gained upon the execution of this agreement.
25. Regardless of whether or not this agreement is terminated, each party should refrain from disclosing any Confidential Information gained upon the execution of this agreement. The Receiving Party may disclose Confidential Information only to the Receiving Party’s employees and consultants on a need-to-know basis and will restrain them by this Agreement to keep confidential.
26. “Confidential Information” in this agreement means the Know-how, software, working schedule related to the products and services provided by both parties upon the execution of the test, exam question pool, test paper, financial information of each party, candidate information and candidate result.

27. The test technology and software owned by ATA to provide test related services should be kept under strict confidential arrangement and reliable technical support should be provided to ensure the secrecy of intellectual property rights of Client and other confidential matters under this agreement.
28. The slight violation of ATA on term 3 to term 20 should be amended in a timely fashion upon the command by Client and the material breach, refusal to amend or inability to amend in a timely manner will result in the option of Client to terminate this agreement unilaterally.
29. The violation of ATA on term 23, 24, 25 and 28 that bring out serious consequence or cause the failure to execute the test will result in the right of Client to terminate this agreement and to demand compensation for losses and fees that Client has paid to ATA.
30. Any and all loss of Client caused by any third party that was arranged by ATA to cooperate on any test service required by Client will be borne by ATA.
31. Neither Party shall be liable for delay or failure in performance of any of its obligations under this Agreement when such delay or failure arises from force majeure.
32. Any dispute arising from this agreement or the execution of this agreement should be actively discussed and both parties should strive to resolve the dispute. Each party can initiate a legal proceeding if a resolution cannot be reached.
33. Client has the right to appoint any third party to provide services that are not list in this agreement during the performance of this agreement.
34. This agreement will come into force upon signature and seal of both parties and will be valid for a period of 1 year. Either party has the right to terminate this agreement if the other party goes bankrupt or stops doing business during the performance of this agreement.
35. In which case the terms of this agreement have conflict with an announcement regarding exam content issued by Client, as the case may be, the announcement issued by Client shall take precedence.
36. This agreement should have 2 original copies, respectively held by each party.
37. Any amendment should be in writing and signed by both parties.
Client: Securities Association of China
Authorized signature:  Weiping Zhou
Sign:  /s/ Weiping Zhou
Date: July 7, 2010

ATA: ATA Testing Authority (Beijing) Limited
Authorized signature:  Kevin Xiaofeng Ma
Sign:  /s/ Kevin Xiaofeng Ma
Date: July 5, 2010